Exhibit 99.2

NEW BREED HOLDING COMPANY

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders of New Breed Holding Company:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly in all material respects, the financial position of New Breed Holding Company (the “Company”) and its subsidiaries at December 31, 2013 and December 31, 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

March 18, 2014

Greensboro, North Carolina

NEW BREED HOLDING COMPANY

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$75,289	$56,166
Trade accounts receivable, net	79,795	75,999
Unbilled contract receivables	36,405	41,473
Inventories	5,346	3,237
Deferred income taxes	858	1,219
Income taxes receivable	1,518	5,797
Prepaid and other current assets	9,398	6,381

Total current assets	208,609	190,272
Property and equipment, net	84,337	90,669
Goodwill	62,357	62,357
Intangible assets, net	3,600	4,542
Other assets	13,284	14,800

Total assets	$372,187	$362,640

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$33,915	$32,868
Accrued liabilities	30,865	30,455
Current portion of long–term debt	—	3,000

Total current liabilities	64,780	66,323
Long-term debt, net of current portion	288,356	294,110
Other long-term liabilities	8,188	7,811
Deferred income taxes	22,438	24,366

Total liabilities	383,762	392,610

Commitments and contingencies
Stockholders’ equity (deficit):
Series A convertible preferred stock, $.01 par value, $1,000 stated value; 100,000 shares authorized, 44,634 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	44,634	44,634
Common stock, $.01 par value; 1,500,000 shares authorized, 353,659 and 346,659 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	4	3
Capital in excess of par value	1,175	—
Accumulated deficit	(57,395)	(74,607)
Accumulated other comprehensive income	7	—

Total stockholders’ deficit	(11,575)	(29,970)

Total liabilities and stockholders’ deficit	$372,187	$362,640

See accompanying Notes to Consolidated Financial Statements.

NEW BREED HOLDING COMPANY

Consolidated Statements of Income

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net revenue	$586,923	$548,663	$565,458
Operating expenses:
Cost of operations	476,224	437,518	454,578
Depreciation and amortization	32,528	32,197	27,106
Selling, general and administrative	29,337	43,186	24,436

Total operating expenses	538,089	512,901	506,120

Operating income	48,834	35,762	59,338
Interest expense, net	(19,942)	(10,678)	(5,781)

Income before income taxes	28,892	25,084	53,557
Provision for income taxes	11,680	5,219	22,138

Net income	17,212	19,865	31,419
Dividends paid to Series A Preferred Stockholders	—	(102,811)	—
Undistributed earnings attributable to Series A Preferred Stock	(11,948)	—	(21,832)

Net income (loss) attributable to common stockholders	$5,264	$(82,946)	$9,587

See accompanying Notes to Consolidated Financial Statements.

NEW BREED HOLDING COMPANY

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$17,212	$19,865	$31,419
Other comprehensive income (loss):
Foreign currency translation adjustment, net of related taxes	7	8	(10)

Total comprehensive income	$17,219	$19,873	$31,409

See accompanying Notes to Consolidated Financial Statements.

NEW BREED HOLDING COMPANY

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands, except share data)

	Series A Convertible Preferred Stock	Common Stock		Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
		Shares	Amount
Balances, January 1, 2011	$44,634	346,659	$3	$14,078	$7,754	$2	$66,471
Net income		—	—	—	31,419	—	31,419
Foreign currency translation adjustment	—	—	—	—	—	(10)	(10)
Stock based compensation	—	—	—	235	—	—	235

Balances, December 31, 2011	44,634	346,659	3	14,313	39,173	(8)	98,115
Net income	—	—	—	—	19,865	—	19,865
Foreign currency translation adjustment	—	—	—	—	—	8	8
Cash dividend paid to stockholders	—	—	—	(14,313)	(133,645)	—	(147,958)

Balances, December 31, 2012	44,634	346,659	3	—	(74,607)	—	(29,970)
Net income	—	—	—	—	17,212	—	17,212
Foreign currency translation adjustment	—	—	—	—	—	7	7
Exercise of common stock options	—	7,000	1	396	—	—	397
Stock-based compensation tax benefits	—	—	—	779	—	—	779

Balances, December 31, 2013	$44,634	353,659	$4	$1,175	$(57,395)	$7	$(11,575)

See accompanying Notes to Consolidated Financial Statements.

NEW BREED HOLDING COMPANY

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$17,212	$19,865	$31,419
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items:
Depreciation and amortization	32,528	32,197	27,106
Excess tax benefit from stock option expense	(865)	—	—
Stock based compensation	—	—	235
Non-cash interest expense	1,428	2,884	880
Non-cash rent expense	(320)	219	282
Deferred income taxes	(1,653)	3,760	7,373
(Gain) loss on disposal of equipment	96	(6)	(92)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,796)	410	4,659
Unbilled contract receivables	5,068	(12,734)	5,191
Inventories	(2,109)	(575)	3,231
Prepaid and other current assets	(2,097)	681	1,131
Other assets	(1,021)	(941)	(640)
Accounts payable	1,225	5,491	(1,107)
Accrued liabilities	(107)	4,574	(6,833)
Income taxes receivable	5,144	(4,334)	5,111
Deferred revenue	517	(256)	(5,633)
Other long-term liabilities	697	(732)	(1,409)

Net cash provided by operating activities	51,947	50,503	70,904

Cash flows from investing activities:
Purchases of property and equipment and contract costs	(24,933)	(43,696)	(32,710)
(Payments of) receipt of deposits	75	(279)	260
Proceeds from the sale of equipment	22	36	97

Net cash used in investing activities	(24,836)	(43,939)	(32,353)

Cash flows from financing activities:
Borrowings on revolving loan facility	—	5,700	15,500
Repayments on revolving loan facility	—	(5,700)	(15,500)
Proceeds from Senior Secured Credit Facility	—	297,000	—
Repayments of Senior Secured Credit Facility	(9,250)	—	—
Repayments of 2010 Credit Facility	—	(108,750)	(28,750)
Repayments of existing long-term debt	—	(145)	(482)
Payment of dividends	—	(147,958)	—
Net proceeds from stock option exercise	397	—	—
Excess tax benefits from stock option exercise	865	—	—
Payment of debt issuance costs	—	(5,518)	—

Net cash (used in) provided by financing activities	(7,988)	34,629	(29,232)

Net increase in cash	19,123	41,193	9,319
Cash and cash equivalents, beginning of year	56,166	14,973	5,654

Cash and cash equivalents, end of year	$75,289	$56,166	$14,973

See accompanying Notes to Consolidated Financial Statements.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

1. DESCRIPTION OF BUSINESS

New Breed Holding Company (“New Breed” or the “Company”), through its subsidiaries, provides specialized logistics and comprehensive supply chain management solutions to large multi-national corporations and government agencies. Drawing on a combination of industry expertise, functional capabilities and technology, New Breed designs, implements and executes customized supply chain solutions to help companies manage mission-critical processes, reduce operating costs and achieve competitive advantage. New Breed seeks long-term, multifaceted relationships with its clients, providing solutions that improve their business process by transforming their supply chains. The Company conducts operations principally in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated in preparing the consolidated financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Company presents costs in the Consolidated Statements of Income based on the nature of the costs incurred. Substantially all these costs are incurred in the provision of services to clients in the generation of the Company’s revenue.

The Company has evaluated subsequent events through March 18, 2014, the date these financial statements were issued.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Such judgments affect the reported amounts in the financial statements and accompanying notes. On an on-going basis, the Company reviews its estimates and assumptions. Although these estimates are based on management’s best knowledge of current events, actions that the Company may undertake in the future and various other assumptions that the Company believes to be reasonable under the circumstances, actual results could differ from those estimates.

Accumulated Other Comprehensive Income (Loss)

The component of accumulated other comprehensive income (loss) is the effect of foreign currency translations, net of related taxes. Comprehensive income for the years ended December 31, 2013, 2012 and 2011 totaled $17,219, $19,873 and $31,409, respectively.

Cash and Cash Equivalents

The Company considers cash equivalents to be those investments that are highly liquid, readily convertible to cash and that mature within three months from date of purchase.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents consist primarily of funds set aside and restricted for specific payments. As of December 31, 2013 and 2012, respectively, the Company has restricted cash of $2,402 and $1,253 included in prepaid and other current assets.

The balance in restricted cash at December 31, 2013 and 2012 represents funds set aside and used to fund healthcare claims for employees who are covered by the McNamara-O’Hara Service Contract Act (SCA) as the Company is self-insured for such claims. These claims are paid by a third party insurance provider.

Revenue and Costs Recognition

The Company recognizes revenue once persuasive evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectability is reasonably assured. Revenue is recorded on a gross basis, without deducting third-party services costs, when the Company is acting as a principal with substantial risks and rewards of ownership. Revenue is recorded on a net basis, after deducting third-party services costs, when acting as an agent without substantial risks and rewards of ownership. In relation to purchased transportation to the extent the Company is acting as an agent in the arrangements, revenue is reported on a net basis, after deducting purchased transportation costs of $17,170, $20,049 and $23,554 for the years ended December 31, 2013, 2012 and 2011, respectively.

A significant portion of the Company’s revenue is recognized based on objective criteria that do not require significant estimates or uncertainties. For example, transaction volumes, time and material, fixed-price and cost-reimbursable arrangements are based on specific, objective criteria under the contracts. Revenues on cost-reimbursable contracts are recognized by applying a factor to costs as incurred, such factor being determined by the contract provisions. Revenues on unit-price contracts are recognized at the contractual selling prices of work completed and accepted by the client. Revenues on time and material contracts are recognized at the contractual rates as the labor hours and direct expenses are incurred. Revenues from fixed price contracts are recognized as services are provided, unless revenues are earned and obligations fulfilled in a different pattern. Generally, the Company’s contracts contain provisions for adjustments to future pricing based upon changes in volumes, services and other market conditions, such as inflation. Revenues relating to such incentive or contingency payments are recorded when the contingency is satisfied and the Company concludes the amounts are earned. The Company’s contracts typically span several years and involve delivery of services in a number of different manners. Revenues recognized under these contracts do not require the use of significant estimates that are susceptible to change.

Cost of operations are generally expensed as incurred and include personnel costs and related benefits, facility and equipment expenses, materials and supplies, information technology expenses and other operating expenses and exclude depreciation and amortization expense. Transaction costs related to the set-up of processes, personnel, engineering design and technology systems, both internal and external, in connection with certain large outsourcing contracts, are deferred during the transition period and expensed evenly over the period services are provided. The deferred costs are specific internal costs or incremental external costs directly related to transition or set-up activities necessary to enable the provided services. Generally, deferred amounts are protected in the event of early termination of the contract and are monitored regularly for impairment. Impairment losses are recorded when projected undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amounts of contract assets. Amounts billable to a client for transition or set-up activities are deferred and recognized as revenue evenly over the period the services are provided.

The Company evaluates a client’s agreements for multiple elements and aggregation of individual contracts into a multiple element agreement. Management believes the current contracts do not meet the criteria required for multiple element contract accounting. Each contract is negotiated independently on a stand-alone basis, and prices are established based on operation-specific requirements. Furthermore, the Company’s clients typically choose their vendors and award business at the conclusion of a competitive bidding process for each service. However, should a client award multiple contracts that the Company subsequently determines are inter-dependent, the analysis of the value and timing of revenue recognition may subsequently change.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Billings in excess of revenues earned are deferred until the revenue recognition criteria are met, whereas revenues earned in excess of related billings are accrued as unbilled contract receivables. Substantially all of the reported unbilled contract receivables at December 31, 2013 and 2012 relate to work performed in the month prior to the balance sheet date, with a corresponding invoice being remitted to the client in the month subsequent to the balance sheet date.

Accounts Receivable and Unbilled Contract Receivables

Accounts receivable are stated at their invoiced amount, net of estimated allowance for doubtful accounts. Unbilled amounts for services rendered in the respective period on open contracts but not yet billed to the clients are stated in accordance with anticipated to be billed amounts. The allowance for doubtful accounts represents management’s best estimate at the reporting date of the amount of probable credit losses based on an assessment of specific invoices that remain unpaid following normal client payment periods, historical collection experience with individual clients, existing economic conditions, and any specific client collection issues that have been identified, such as a client’s bankruptcy. For each of the three years ending December 31, 2013, the Company did not write-off any uncollectible reserves. The change in the allowance for doubtful accounts, recorded as a charge (benefit) was $(50), $(26) and $26 for the years ended December 31, 2013, 2012 and 2011, respectively. The allowance for doubtful accounts was $162 and $212 at December 31, 2013 and 2012, respectively. See Note 3 for further disclosures related to the Company’s concentration of credit risk.

Inventories

Inventories are stated at the lower of cost or market and consist of telecommunications components and parts and other supplies. Cost is determined by the first-in, first-out method. Consideration is given to deterioration, obsolescence and other factors in evaluating estimated market values of inventory based on management’s judgment and available information, which includes assumptions about market conditions, future demand and expected usage rates. Actual results may vary from those estimates. See Note 4 for further disclosures related to the Company’s inventories.

Property and Equipment

Property and equipment are capitalized as permitted or required by applicable accounting standards, including replacements and improvements when cost incurred for those purposes extend the useful life of the asset. Maintenance and repairs are expensed as incurred. Depreciation on capital assets is computed using the straight-line method over the following useful lives:

Asset Class	Estimated Useful Life
Information system equipment and software	4 to 5 years
Machinery and equipment	5 to 10 years
Leasehold improvements	Lesser of lease term or 15 years
Office equipment	5 to 10 years

Management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values, and the Company continually evaluates depreciable lives and salvage values of the Company’s equipment. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

Leasehold improvements are amortized over the estimated useful lives of the assets or the lease term, whichever is shorter. When property or equipment is sold or retired, the related cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is included as a net amount in operating expenses.

Management reviews the property and equipment for impairment when events or changes in business conditions indicate the carrying value of an asset group may not be recoverable. An impairment of a group of assets classified as “held and used” exists if the sum of the undiscounted estimated future cash flows expected is less than the carrying value of the asset group. If this measurement indicates a possible impairment, the Company compares the estimated fair value of the asset to the net book value to measure the impairment charge, if any. If the criteria for classifying an asset as “held for sale” have been met, the Company records the asset at the lower of carrying value or fair value, less estimated selling costs. See Note 5 for further disclosures related to the Company’s property and equipment.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Internal Use Computer Software

Certain costs incurred in connection with the development of software used for internal purposes are capitalized subsequent to completing the preliminary project stage. Such capitalized costs are included in property and equipment as part of computer software and are amortized on a straight-line basis over a period of not more than five years. Costs that are incurred in the preliminary stage of an internal-use computer software project are expensed as incurred. Once the Company’s capitalization criteria have been met, direct costs of materials and services consumed in developing or obtaining internal-use computer software are capitalized. Unamortized computer software costs as of December 31, 2013 and 2012 were $18,121 and $18,158, respectively. Amortization expense was $5,979, $5,243 and $3,656 for the years ended December 31, 2013, 2012 and 2011, respectively.

Goodwill and Other Intangible Assets

Goodwill is carried at cost and is not amortized. Management’s policy is to evaluate indefinite-lived intangible assets and goodwill for possible impairment at the beginning of the fourth quarter each year, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

The goodwill impairment test provides that the Company initially assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to then perform the more detailed two-step quantitative goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary and the goodwill is considered to be unimpaired. However, if based on the qualitative assessment the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company will proceed with performing the two-step quantitative impairment test.

The first step involves a comparison of the estimated fair value of each reporting unit with its respective carrying value. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

The estimated fair value is dependent upon the Company’s estimate of future discounted cash flows and other factors. Such estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate at the date of evaluation. The financial and credit market volatility directly impacts the fair value measurement through the Company’s weighted average cost of capital that is used to determine the discount rate and market multiples used to value companies in New Breed’s industry. Based on the qualitative assessment as described above, the Company has concluded its goodwill is not impaired. See Note 6 for further disclosures related to the Company’s goodwill and other intangible assets.

An intangible asset with an indefinite useful life (a trade name) is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, a quantitative impairment test is performed.

As of December 31, 2013 all intangible assets with definite lives are fully amortized. Intangible assets with definite lives were amortized over their estimated useful lives and were also reviewed for impairment if events or changes in circumstances indicated that their carrying amount may not be realizable.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Fair Value of Financial Instruments

The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value of certain financial assets and financial liabilities into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs, other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the Company’s own assumptions.

As of December 31, 2013, none of the Company’s financial assets or liabilities were currently measured at fair value using significant unobservable inputs. The carrying amounts at December 31, 2013 and 2012 of cash and cash equivalents, trade accounts receivable, unbilled contract receivables, income taxes receivable and payable, other current assets, accounts payable and accrued expenses approximate their fair values because of the short maturity of those instruments. The carrying amounts at December 31, 2013 and 2012 of the Company’s borrowings approximated their fair value.

Insurance Reserves

The Company uses a combination of insurance and self-insurance to provide for the potential liability for workers’ compensation, automobile and general liability, the potential for loss of the Company’s clients’ products while in the Company’s possession, director and officer liability, network security and privacy, employee health care benefits and other casualty and property risk. Liabilities associated with these risks are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions, including provisions for incurred but not reported losses. While management believes the assumptions are appropriate, the estimated accruals for these liabilities could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Foreign Currency Translation

Foreign currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. The Company translates the results of its foreign operations at the average exchange rates during the respective periods. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income.

Stock-Based Compensation

Stock-based compensation is estimated at the grant date based on the award’s fair value using the Black-Scholes-Merton valuation formula. For service-vested rewards, the fair value of each grant is recorded as expense on a straight-line basis over the requisite service period, generally the option’s vesting period. For performance-vested awards, the expense is recognized when the achievement of the performance condition is considered probable. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates. See Note 13 for further discussion related to the Company’s stock-based compensation agreements.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and the tax basis of assets and liabilities, using enacted statutory tax rates in effect at the balance sheet date. Changes in enacted tax rates are reflected in the tax provision as they occur. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company includes interest and penalties related to the Company’s tax contingencies in income tax expense. See Note 8 for further discussion related to the Company’s income taxes.

Segment Reporting

The Company applies the provisions of ASC Topic 280 Segment Reporting, which establishes accounting standards for segment reporting. The Company’s chief operating decision-maker assesses performance and makes resource allocation decisions for the business as a single operating segment. Therefore, the Company has only one reportable segment in accordance with this guidance. The Company has provided all enterprise wide disclosures required by this guidance related to revenues from external customers derived from our principal groups of services as follows:

	Year Ended December 31,
	2013	2012	2011
Revenues by Service Category
Reverse logistics and repair	$202,295	$190,630	$247,602
Multi-channel distribution fulfillment	185,756	173,264	164,011
Manufacturing support to assembly plants	126,614	113,272	94,737
Service parts and aftermarket support	64,663	68,451	56,109
Transportation management	7,595	3,046	2,999

Net revenues	$586,923	$548,663	$565,458

3. CONCENTRATIONS OF CREDIT RISK AND CASH BALANCES

The Company has business and credit risks concentrated in the telecommunications, aerospace and defense and media and entertainment industries. One client in the telecommunications industry represented 31.2%, 37.0% and 49.3% of the Company’s consolidated net revenues for the years ended December, 31 2013, 2012 and 2011, respectively. Additionally, two clients in the aerospace and defense industry represented 18.5% and 9.2%, 19.0% and 10.0% and 16.8% and 6.6%, of the Company’s consolidated net revenues for the years ended December 31, 2013, 2012 and 2011, respectively. Finally, one client in the entertainment and media industry represented 9.9%, 6.9% and 5.1% of the Company’s consolidated net revenues for the years ended December, 31 2013, 2012 and 2011, respectively. These four clients accounted for $55,222 and $24,902 of trade accounts receivable and unbilled contract receivables, respectively, at December 31, 2013 and $56,485 and $28,759 at December 31, 2012. The Company currently does not foresee a credit risk associated with these receivables. Concentrations of credit risk with respect to the remaining receivables, beyond amounts provided for collection losses, are limited due to the generally short payment terms and client dispersion across various geographic areas. Consistent with industry practices, the Company does not generally require collateral from clients to reduce the risk of credit losses.

At certain times during the year, the Company’s cash balances exceed its banks’ FDIC insurable limits. Amounts exceeding FDIC limits at December 31, 2013 and 2012 were $76,662 and $1,044, respectively. The Company has not experienced any losses due to cash balances exceeding these limits.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

4. INVENTORIES, NET

Inventories consisted of the following:

	December 31,
	2013	2012
Components and parts	$4,364	$2,114
Supplies on hand	1,094	1,259

	5,458	3,373
Less: Reserve for obsolete inventory	112	136

	$5,346	$3,237

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	December 31,
	2013	2012
Information systems equipment and software	$110,348	$100,213
Machinery and equipment	69,498	65,006
Leasehold improvements	25,712	25,041
Office equipment	7,791	7,692
Construction in progress	1,228	2,528

	214,577	200,480
Less: Accumulated depreciation and amortization	130,240	109,811

	$84,337	$90,669

Depreciation and amortization expense for property and equipment was $29,918, $27,143 and $23,115 for the years ended December 31, 2013, 2012 and 2011, respectively. As a result of a change in the estimate useful life of certain equipment and leasehold improvements, the Company recorded $1,969 of incremental depreciation expense, a $1,191 decrease in net income and a $364 decrease in net loss attributable to common stockholders, in the year ended December 31, 2013. As a result of a change in the estimate useful life of certain leasehold improvements, the Company recorded approximately $2,100 of incremental depreciation expense, a $1,271 decrease in net income and a $1,271 increase in net loss attributable to common stockholders, in the year ended December 31, 2012.

Maintenance and repair expense was $8,562, $7,838 and $7,687, for the years ended December 31, 2013, 2012 and 2011, respectively.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

6. GOODWILL AND OTHER INTANGIBLE ASSETS

The primary components of the Company’s intangible assets and the related accumulated amortization follow:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Year ended December 31, 2013
Client intangibles	$46,100	$46,100	$—
Indefinite-lived trade names	3,600	—	3,600
Goodwill	62,357	—	62,357

Total	$112,057	$46,100	$65,957

Year ended December 31, 2012
Client intangibles	$46,100	$45,158	$942
Indefinite-lived trade names	3,600	—	3,600
Goodwill	62,357	—	62,357

Total	$112,057	$41,158	$66,899

The amortization expense for intangibles subject to amortization was $942, $3,769 and $3,768 for the years ended December 31, 2013, 2012 and 2011, respectively. There were no impairments for any of the periods presented. As of December 31, 2013, all definite-lived intangible assets are fully amortized.

7. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2013	2012
Accrued payroll and related expenses	$16,136	$16,625
Self-insurance reserves	3,764	3,443
Accrued interest	1,386	2,557
Other	9,579	7,830

Total accrued liabilities	$30,865	$30,455

8. INCOME TAXES

The components of the provision for income taxes are summarized as follows:

	Year ended December 31,
	2013	2012	2011
Current:
Federal	$11,098	$4,087	$9,001
State and other	2,183	(2,628)	5,764

Total current	13,281	1,459	14,765

Deferred:
Federal	(1,526)	3,296	6,667
State	(75)	464	706

Total deferred	(1,601)	3,760	7,373

Provision for income taxes	$11,680	$5,219	$22,138

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

The following is a reconciliation of U.S. federal statutory tax, at a rate of 35%, to effective income tax expense:

	Year ended December 31,
	2013	2012	2011
U.S. federal statutory tax	$10,112	$8,779	$18,745
Increase (reduction) in income tax expense resulting from:
State income taxes, net of federal benefit	1,244	1,464	4,372
Domestic production activities deduction	(869)	(3,935)	—
State tax return amendments	—	(3,111)	—
Establishment of uncertain tax positions, net	622	1,844	152
Other permanent items	175	182	197
Increase in valuation allowance	—	28	61
Other, net	396	(32)	(1,389)

Provision for income taxes	$11,680	$5,219	$22,138

During 2013, the Company recorded a benefit of $869 for the domestic production activities deduction for the 2013 tax period. During 2012, the Company recorded a benefit of $3,935 for the domestic production activities deduction for the 2012 and prior tax periods for which the prior federal returns were amended. In addition, during 2012 the Company recorded $3,111 of benefit attributable to prior year state income tax positions for which the prior returns were amended primarily related to a combination of corporate restructuring and related transfer pricing matters. All amendments relate to tax analysis performed in 2012 and represent a change in estimate in the income tax accounts. The Company also recorded $1,844 of uncertain tax position reserves primarily attributable to these items, of which $1,481 relates to the amendment of prior year federal and state returns. During 2011, the Company recorded a reduction in the provision for income taxes of $977 (included in Other, net) to correct previously recorded deferred tax liabilities attributed to property and equipment.

The deferred tax assets (liabilities) consisted of the following:

	December 31,
	2013	2012
Current deferred tax asset (liability):
Accrued liabilities	$1,601	$1,548
Workers’ compensation reserves—short term	132	499
Prepaid insurance	(1,093)	(1,080)
Other	218	252

Net current deferred tax assets	858	1,219
Non-current deferred tax asset (liability):
Property and equipment and contract costs	(24,488)	(26,238)
Amortizable intangibles	(1,422)	(1,794)
State net operating loss carryforwards	245	245
Workers’ compensation reserves—long term	866	712
Stock-based compensation	622	767
State net operating loss valuation allowance	(245)	(245)
Other	1,984	2,187

Net non-current deferred tax liability	(22,438)	(24,366)

Net deferred tax liability	$(21,580)	$(23,147)

As of December 31, 2013, the Company had $245 of state net operating loss carryforwards available to offset future state taxable income. Such carryforwards expire at various dates between 2017 and 2022.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

As of December 31, 2013, the Company had $2,618 of gross unrecognized income tax benefits, including accrued interest. This amount includes $2,263 of unrecognized tax benefits that, if recognized, would reduce the Company’s effective tax rate, excluding $90 of accrued interest. The Company does not expect its unrecognized tax benefits to change significantly in the next 12 months.

A reconciliation of the beginning and ending amount of gross unrecognized income tax benefits is presented below:

	2013	2012	2011
Balance at January 1	$1,941	$120	$—
Increases related to current year tax positions	701	340	120
Increases related to prior year tax positions	79	1,481	—
Decreases related to settlement with tax authorities	(193)	—	—

Balance at December 31	$2,528	$1,941	$120

The Company’s policy is to record interest and/or penalties related to income tax matters as a component of income taxes. During the years ended December 31, 2013, 2012 and 2011, the Company recognized $35, $23 and $32, respectively, for interest and penalties classified as income tax expense in the Consolidated Statements of Income. As of December 31, 2013, the Company had a total of $90 of accrued interest and penalties related to unrecognized tax benefits. The Company does not expect its unrecognized tax benefits to change significantly in the next 12 months.

The Company files a U.S. federal income tax return and income tax returns in various state jurisdictions. The statute of limitations remains open for federal and certain state income tax examinations for tax years 2008 through 2013.

9. LONG-TERM DEBT

Long-term debt as of December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
Senior Secured Credit Facility Term B Loan(1)	$288,356	$297,110
Less: Current portion	—	3,000

	$288,356	$294,110

(1)	Borrowing is net of unamortized original issue discount of $2,394 and $2,890 as of December 31, 2013 and 2012, respectively.

Senior Secured Credit Facility

In 2012, the Company entered into a Senior Secured Credit Facility (the “Senior Secured Credit Facility”) that provides for (i) a $300,000 term loan (the “Senior Secured Credit Facility Term B Loan”) and (ii) a revolving loan facility with a $50,000 aggregate loan commitment amount available, which includes a $20,000 sub-facility for letters of credit and a $10,000 swingline sub-limit. Net proceeds from the Senior Secured Credit Facility Term B Loan were $297,000, with an original issue discount of $3,000. The Company incurred $5,518 of costs in connection with the Senior Secured Credit Facility that are classified as “Other assets” in the accompanying Consolidated Balance Sheets. The deferred financing fees and the original issue discount are being amortized to interest expense utilizing the effective interest method over the term of the Senior Secured Credit Facility Term B Loan. The revolving credit facility is available for working capital and other general corporate purposes. As of December 31, 2013, no amounts were outstanding under the revolving credit agreement (without giving effect to the outstanding but undrawn letters of credit on such date).

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Term loan borrowings under the Senior Secured Credit Facility Term B Loan bear interest, at the Company’s option, at the Alternate Base Rate (“ABR”) plus an applicable margin for an ABR Loan (as defined in the credit agreement), or the London Interbank Offered Rate (“LIBOR”) (subject to a floor of 1.25%) plus an applicable margin over an interest period term of one, two, three or six months for a Eurodollar Loan (as defined in the credit agreement). The ABR is defined as the higher of the (1) Prime Rate, (2) Federal Funds Rate plus 0.5% or (3) one-month LIBOR plus 1.0%. The applicable margin with respect to term loan borrowings is 3.75% per annum for an ABR Loan and 4.75% per annum for a Eurodollar Loan. Revolving loan borrowings under the Senior Secured Credit Facility bear interest, at the Company’s option, equal to the ABR plus an applicable margin for an ABR Loan, or LIBOR plus an applicable margin over an interest period term of one, two, three or six months for a Eurodollar Loan. The applicable margin for revolving loan borrowings varies between 2.25% and 2.75% per annum for an ABR Loan and between 3.25% and 3.75% per annum for a Eurodollar Loan, depending upon the Company’s Senior Secured Net Leverage Ratio (as defined in the credit agreement). At December 31, 2013, the weighted average interest rate for the debt outstanding under the Senior Secured Credit Facility Term B Loan was 6.0%. Including debt issuance costs and original issue discounts, the Senior Secured Credit Facility Term B Loan has an effective annualized interest rate of approximately 6.4% as of December 31, 2013.

The Senior Secured Credit Facility Term B Loan matures on October 1, 2019. Quarterly principal payments of $750 are required on the Senior Secured Credit Facility Term B Loan beginning March 31, 2013, with a final installment of $280,500 due on the maturity date. The Senior Secured Credit Facility Term B Loan contains provisions that require mandatory prepayments based upon a percentage of excess cash flow (as defined in the credit agreement), beginning with the fiscal year ending December 31, 2013. The percentage varies between 0% and 50% of excess cash flow depending upon the Company’s Senior Secured Net Leverage Ratio. The Senior Secured Credit Facility also allows the Company to make voluntary prepayments of the Senior Secure Credit Facility Term B Loan at any time without penalty, with such prepayments to be applied against future scheduled principal installments at the discretion of the Company. For the year ended December, 31, 2013 the Company’s excess cash flow mandatory prepayment was $5,218, however the Company voluntarily prepaid $7,000 and therefore, as of December 31, 2013, no additional mandatory prepayments are required. The revolving loan facility under the Senior Secured Credit Facility matures on October 1, 2017. No principal payments or commitment reductions are due on the revolving loan facility until the maturity date.

There are no financial covenant requirements under the Senior Secured Credit Facility for the Senior Secure Credit Facility Term B Loan. The revolving loan facility requires the Company to comply with a Consolidated Senior Secured Net Leverage Ratio at the end of each fiscal quarter, with such compliance testing to be performed only if the sum of outstanding revolving loans and undrawn letters of credit on the last day of the respective quarter exceeds $7,500. The Senior Secured Credit Facility includes customary restrictions (subject to certain exceptions) governing, among other things, the Company’s ability to create liens on assets, incur additional indebtedness, make investments or acquisitions, engage in mergers or consolidations, dispose of assets, pay dividends (other than intercompany dividends) or make other restricted payments, engage in certain lines of business, engage in transactions with affiliates, enter into certain types of agreements related to the Company’s subsidiaries, prepay or amend the terms of subordinated indebtedness, or change the Company’s fiscal year.

The Company’s ability to pay cash dividends to our common stockholders is generally restricted under the terms of the Senior Secured Credit Facility to the sum of (a) approximately $4,500, representing the unpaid portion of the $170,000 special equityholder distribution permitted under the Senior Secured Credit Facility, (b) the aggregate amount of net proceeds received, and not otherwise applied to make required prepayments or certain permitted restricted payments, from issuances of or contributions in respect of qualified equity interests (as defined in the credit agreement), and (c) so long as our Senior Secured Net Leverage Ratio (as defined in the credit agreement) is less than or equal to 2.9 to 1.0 on a pro forma basis, an additional distribution amount. The additional distribution amount, in turn, is calculated as $35,000 plus the sum of cumulative, annual (beginning with the year ended December 31, 2013) excess cash flow (as defined in our credit agreement), in each case only to the extent not otherwise applied to make required prepayments or certain permitted restricted payments.

Amounts outstanding under the Senior Secured Credit Facility are secured by substantially all of the Company’s assets. The Company’s loans and other obligations under the Senior Secured Credit Facility are guaranteed, subject to specified limitations, by the Company’s present direct and indirect domestic subsidiaries and any future domestic subsidiaries that may be added under the credit agreement.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

2010 Credit Facility

During 2010, the Company executed a credit facility with a consortium of banks (the “2010 Credit Facility”). The credit facility provided for (i) a $145,000 term loan and (ii) a revolving loan facility with a $50,000 aggregate loan commitment amount available, which included a $15,000 sub-facility for letters of credit and a $5,000 swingline sub-limit. As of December 31, 2013 and 2012, no amounts were outstanding under the revolving credit facility.

Interest on the 2010 Credit Facility term loan was payable, at the Company’s option, at the Base Rate plus an applicable margin for a Base Rate Loan (as defined in the credit agreement), or the London Interbank Offered Rate (“LIBOR”) plus an applicable margin over an interest period term of one, two, three or six months for a Eurodollar Rate Loan (as defined in the 2010 credit agreement). The Base Rate was defined as the higher of (1) Prime Rate, (2) Federal Funds Rate plus 0.5% or (3) one-month LIBOR rate plus 1.0%. Until January 1, 2011, the applicable margin was 2.25% per annum for a Base Rate Loan and 3.25% per annum for a Eurodollar Rate Loan. After January 1, 2011, the applicable margin varied between 1.75% and 2.75% for a Base Rate Loan and between 2.75% and 3.75% for a Eurodollar Rate Loan, depending upon the Company’s Consolidated Net Leverage Ratio (as defined in the 2010 credit agreement). The Company made prepayments in 2011 totaling $14,500 and retired the remaining debt in 2012. The retirement of the 2011 Credit Facility was accounted for as an extinguishment of debt. Accordingly, upon retirement the Company recorded $1,979 of unamortized debt issuance costs as a component of interest expense.

Letters of Credit

The Company had outstanding letters of credit (i) to satisfy self-insured workers’ compensation security deposit requirements in the amount of $4,545 at December 31, 2013 and 2012 and (ii) to guarantee performance under real estate operating lease agreements in the amount of $896 at December 31, 2013 and 2012. These letters of credit have one-year renewal terms and expire at various times within the next twelve months.

Debt Maturity

The Senior Secured Credit Facility Term B Loan matures as follows:

Year ending December 31,
2014	$—
2015	—
2016	2,750
2017	3,000
2018	3,000
2019	282,000

Total	$290,750

10. PROFIT SHARING PLAN

The Company has a contributory 401(k) profit sharing plan that covers all eligible employees as defined in the plan agreement. Employer contributions to the plan are at the discretion of the Board of Directors. Employer contributions to the plan were $1,019, $948 and $896 for the years ended December 31, 2013, 2012 and 2011, respectively.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases all warehouse, distribution, office and other operating facilities, the majority of which are in connection with a specific client program and facility. Where facilities are substantially dedicated to a single client and the lease is with an independent property owner, management attempts to align lease terms with the expected duration of the underlying client program. In most cases, facility leases will be renewed or replaced by other leases in the ordinary course of business where possible, and for certain of the Company’s programs the relevant client contracts provide for the recovery of certain occupancy costs, including rent, during the term of the program. For leases that contain built-in pre-determined rent escalation, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease.

The Company also leases a significant portion of the equipment used in clients’ programs. These equipment leases generally are shorter in duration than facilities leases and have fair value purchase options as well as renewal options, generally on a one-year basis.

Total rental expense consisted of the following:

	Year ended December 31,
	2013	2012	2011
Equipment	$15,230	$17,091	$17,168
Facility	33,647	32,754	29,460

Total	$48,877	$49,845	$46,628

Future minimum rental payments required under operating leases having initial or remaining non-cancellable lease terms in excess of one year at December 31, 2013 are as follows:

Years ending December 31,	Facilities	Equipment	Total
2014	$32,731	$9,384	$42,115
2015	27,085	6,860	33,945
2016	23,092	3,927	27,019
2017	18,278	1,658	19,936
2018	12,054	415	12,469
Thereafter	13,896	100	13,996

Total	$127,136	$22,344	$149,480

Litigation

The Company is involved in various lawsuits, claims and disputes in the ordinary course of business. In the opinion of management, based on the advice of counsel, the resolution of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

12. RELATED PARTY TRANSACTIONS

During 2013, 2012 and 2011, the Company leased office space from three entities owned and controlled by the Company’s Chairman and Chief Executive Officer under non-cancellable lease agreements that expire at various dates in 2019. The Company recorded payments associated with these lease agreements in the amount of $1,582, $1,363, and $966 for the years ended December 31, 2013, 2012 and 2011, respectively.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

13. STOCK-BASED COMPENSATION

In June 2005, the Company adopted the 2005 Stock Incentive Plan (the “2005 Plan”) providing for the issuance of up to 149,425 options to purchase the Company’s common stock. The Compensation Committee of the Board of Directors administers the Plan, whereby it determines the exercise price of options, the number of options to be issued and the vesting period. As specified in the 2005 Plan, the exercise price per share shall not be less than the fair market value on the effective date of grant, the term of an option cannot exceed 10 years and the options generally vest ratably over one to four years from the date of the grant. The Company has a policy of issuing new shares to satisfy option exercises.

The 94,950 options granted in 2005, of which 77,850 are outstanding, are exercisable upon the completion of the vesting period. All other options granted are exercisable only upon the completion of the vesting period and the occurrence of a performance condition, a Liquidity Event as defined in the 2005 Plan. The 2005 Plan defines a Liquidity Event as a sale, transfer or other disposition of all or substantially all of the Company’s assets or the sale, transfer or other disposition, whether by merger or otherwise, of more than 50% of the capital stock held by Warburg Pincus on the date of each respective common stock option grant to any third-party that is not an affiliate of Warburg Pincus (and at a minimum price). Additionally, should a Liquidity Event occur, 50% of the holder’s then outstanding unvested options will vest and all vested options will then become exercisable. However, the holder must exercise all vested options by March 15th of the calendar year following the Liquidity Event, or these exercisable options will otherwise expire.

The Board of Directors determines grant date fair market value of the Company’s stock. The Company obtains an outside contemporaneous valuation to assist the Board of Directors in the determination of the estimated fair market value of the Company’s common stock. The dates of the contemporaneous valuations have not always coincided with the date of the option grant. In such instances, management reviewed the most recent contemporaneous valuation of the Company’s common stock and assessed additional objective and subjective factors, both internal and external, that were relevant and may have changed the estimated fair market value of the common stock from the date of the contemporaneous valuation through the date of the option grant. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant date included our operating and financial performance, including forecasts of future operating results, current business conditions, and the market performance of comparable publicly traded companies. If such factors were noted that were believed to have a material impact on the grant date fair value of the common stock, management would perform an internal valuation of the fair value of the Company’s common stock to reflect these additional factors. For each of the common stock options granted during 2012 and 2011, no such factors were noted between the contemporaneous valuation date and the date of grant that would have a material impact on the Company’s estimate of the fair market value of its common stock. As such, the fair market value at each grant date equaled the most recently obtained contemporaneous valuation. In January 2013, the Board of Directors approved 11,050 stock option grants with an exercise price of $221.65 per share, the fair market value of the Company’s stock on such date. The option grants were not communicated to the employee recipients until April 25, 2013. Accordingly, April 25, 2013 was used as the measurement date and the fair value of the Company’s common stock on such date was used in the initial fair value calculation of the option awards. In December 2013, the Board of Directors resolved to modify these option grants, primarily to clarify the definition of a Liquidity Event and other terms within the stock option grant agreements. Accordingly, December 31, 2103 was used as the measurement date to calculate the fair value of the stock option awards. The summary of fair value assumptions and other disclosures below reflect only those used in the December 31, 2013 measurement. There were no other option grants in 2013.

The Company recognizes the grant date fair value of stock options issued over the requisite service period, which is generally the vesting period. However, in accordance with ASC Topic 718, recognition of compensation costs for an award with a performance condition is based on the probable outcome of that performance condition. A specified event, such as a Liquidity Event, generally is not considered to be a probable occurrence until it is effective because the timing of such event is unknown and its occurrence is generally outside a company’s control. As a result, the Company has determined it is not probable the Liquidity Event performance condition will be achieved, and accordingly no compensation cost has been recognized relating to the performance based stock options.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

The Company uses the Black-Scholes-Merton formula to estimate the fair value of its stock-based payments. Using the Black-Scholes-Merton option valuation model and the assumptions listed below, the Company recorded $0, $0 and $235 in compensation expense with corresponding tax benefits of $0, $0 and $93 for the years ended December 31, 2013, 2012 and 2011, respectively.

The volatility assumption used in the valuation for options granted was determined by analyzing the volatilities of comparable companies that are in a similar industry and stage of development as the Company. The expected life of options granted for all periods was calculated by taking the average of the vesting term and contractual life of the option grant while also taking into consideration potential liquidity events (as defined in the 2005 Plan) that may impact the exercisability of the stock-based awards.

	Year ended December 31,
	2013	2012	2011
Expected dividend yield	None	None	None
Risk-free interest rate	1.27%	0.81%	0.14 - 0.49%
Expected volatility	50.0%	35.0%	32.50%
Expected term (in years)	4.0	4.0	4.0
Weighted-average fair value at grant date	$189.89	$98.73	$45.87

The following table summarizes option activity from January 1, 2011 through December 31, 2013:

	Shares	Weighted Average Exercise Price	Estimated Fair Value Per Common Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	106,396	$74.04	$331.42	4.90	$26,532
Granted	7,850	336.56
Exercised	—	—
Forfeited or canceled	2,500	186.34

Outstanding at December 31, 2011	111,746	89.97	328.25	4.24	$21,361
Granted	16,700	345.40
Exercised	—	—
Forfeited or canceled	3,250	216.70

Outstanding at December 31, 2012	125,196	120.75	221.65	3.95	$15,570
Granted	11,050	221.65
Exercised	7,000	56.54
Forfeited or canceled	6,971	106.26

Outstanding at December 31, 2013	122,275	$134.84	$350.92	3.64	$26,421

Options vested and exercisable at December 31, 2013	77,850	$56.54	$350.92	1.47	$22,859

The aggregate intrinsic value of options outstanding and exercisable represents the total pretax intrinsic value that would have been received by the option holders had all option holders exercised their options as of December 31, 2013. The pretax intrinsic value is calculated as the difference between the $350.92 fair value of the Company’s common stock as of December 31, 2013 and the exercise price of each common stock option, multiplied by the number of options where the exercise price exceeds the fair value. The total intrinsic value of shares exercised during the years ended December 31, 2013, 2012 and 2011 was $2,248, $0 and $0. The total fair value of the shares vested during the years ended December 31, 2013, 2012 and 2011 was $1,188, $306 and $182, respectively.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

In 2013, 2012, and 2011 the Company granted 11,050, 16,700 and 7,850 common stock options, respectively. These options are exercisable only upon occurrence of a Liquidity Event (as defined above), a performance condition, which as of December 31, 2013, management has determined is not considered probable. Accordingly, no expense has been recognized for these performance-based stock options.

As of December 31, 2013, there were 23,939 options that have vested but are not exercisable until the occurrence of the defined Liquidity Event. Additionally, there were 20,486 non-vested performance based stock options for which no compensation expense will be recognized until the defined Liquidity Event is effective. If the Liquidity Event were to have occurred as of December 31, 2013, 50% of the then outstanding unvested options, or 10,243 options, would have immediately vested and all vested options would be exercisable. The Company would have recognized $2,706 of compensation expense upon the occurrence of the Liquidity Event with $984 of unrecognized compensation expense related to the remaining non-vested stock options to be recognized over the subsequent 2.8 years, the weighted average vesting period of the remaining non-vested options.

Pursuant to the terms of his employment agreement, upon consummation of an initial public offering, the Company’s chief executive officer will receive options to purchase 4% of the Company’s outstanding common stock, determined as of the day immediately preceding the consummating of the offering at an exercise price equal to the per share price to the public of the common stock in the offering. The options will be subject to the terms and conditions of the Company’s then applicable stock incentive plan and shall contain the standard vesting provisions applicable to the Company’s other senior executives.

14. SERIES A CONVERTIBLE PREFERRED STOCK

On June 22, 2005, the Company received $44,634 in exchange for issuing 44,634 shares of Series A Preferred Stock. Effective June 22, 2010 but prior to July 1, 2010, the holders of the Series A Preferred Stock could have required the Company to redeem any or all shares of the Series A Preferred Stock at a price equal to the Series A Accreted Amount, which was defined as the original issuance price plus 7% per annum, compounded annually from date of issuance. On July 1, 2010, the Company’s Certificate of Incorporation was amended and the redemptive feature of the Series A Preferred Stock was removed. Accordingly, the Series A Preferred Stock is included as a component of stockholders’ equity.

The following is a summary of the rights, preferences and terms of the Company’s outstanding Series A Preferred Stock:

Conversion

Each share of Series A Preferred Stock, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, is convertible into fully paid and non-assessable shares of the Company’s common stock. Each share of Series A Preferred Stock was convertible into 17.68659356 shares of common stock at December 31, 2013. Future sales of equity at prices below the conversion price and other potentially dilutive events could result in adjustments to the number of shares of common stock into which the preferred stock is convertible.

Automatic conversion of the Series A Preferred Stock into fully paid and non-assessable shares of common stock, without the payment of additional consideration by the holders thereof, would occur immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 in which the pre-money valuation of the common stock issuable upon the conversion of the Series A Preferred Stock is at least three times the conversion price and in which the aggregate proceeds from such public offering are at least $60 million.

Dividends

The Series A Preferred Stock is not entitled to receive any preference dividends. However, the Company may not declare or pay any dividends on any shares of stock unless the holders of the Series A Preferred Stock then outstanding simultaneously receive a dividend on a pro rata basis as if the Series A Preferred Stock has been converted into common shares of the Company.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Voting

Each holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares are convertible on the record date, voting together with the common stock holders as one class.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock then outstanding are entitled to receive out of the assets of the Company legally available for distribution to its stockholders, before any payments to the common stock holders, an amount per share equal to the Series A Liquidation Preference, which is defined as the greater of (i) the original issuance price or (ii) the amount that would otherwise be distributed to the holders of shares of Series A Preferred Stock in a liquidation if the original issuance price was not paid and the holders converted the Series A Preferred Stock into shares of common stock. If, upon any liquidation, the assets of the Company are insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they are entitled, the holders will share ratably in any distribution of assets according to the amounts which would be payable for the shares if all amounts were paid in full. In the event that assets of the Company remain legally available for distribution to stockholders after payment in full of the Series A Liquidation Preference, such assets will be distributed to the common stockholders on a pro rata basis. The liquidation value at December 31, 2013 was $44,634.

15. EQUITY AND OPTION-HOLDER DISTRIBUTION

In 2012, a special dividend was paid to the Company’s common stock holders and Series A Preferred Stock holders. Each common share and common share equivalent for the Series A Preferred Stock, on an as converted basis, received $130.24 per share, with a total amount paid of $147,958. The dividend was recorded in stockholders’ equity at the time of declaration with amounts recorded to retained earnings and to capital in excess of par to reduce these balances to zero, with the remaining amount recorded within retained earnings as a deficit.

Additionally, in 2012 a management option-holder distribution of $17,564 was paid. This payment was treated as additional compensation and was included in 2012 as a component of selling, general and administrative expenses.

16. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2013, 2012 and 2011 follow:

	Year ended December 31,
	2013	2012	2011
Cash paid during the year for:
Interest	$19,908	$5,631	$5,324
Income taxes, net of refunds	8,815	5,946	9,670

At December 31, 2013, 2012 and 2011, the Company had $2,171, $2,342 and $1,502 respectively, of unpaid purchases of capital equipment included in accounts payable. Amounts reported as unpaid purchases are recorded as cash outflows from investing activities for purchases of property and equipment and contract costs in the Consolidated Statements of Cash Flows in the period they are paid. At December 31, 2013, the Company had $920 of outstanding receivables, included in prepaid and other current assets, due from the sale of certain capital equipment. The receivable was collected in January 2014. Amounts reported as cash inflows from the sale of equipment in the Consolidated Statements of Cash Flows reflect proceeds in the period they are received.

NEW BREED HOLDING COMPANY

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Comprehensive Income

In February 2013, the FASB issued Accounting Standards Update No. 2013-02 (ASU 2013-02), which updates the guidance in ASC Topic 220, Comprehensive Income. The objective of ASU 2013-02 is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account (for example, inventory) instead of directly to income or expense in the same reporting period. The Company adopted this guidance, prospectively, beginning January 1, 2013. The adoption of this guidance did not have a material impact upon our financial position or results of operations.

Income Taxes

In July 2013, the FASB issued Accounting Standards Update No. 2013-11 (ASU 2013-11), which updated the guidance in ASC Topic 740, Income Taxes. The amendments in ASU 2013-11 generally provide guidance for the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. The Company will adopt this guidance, prospectively, beginning January 1, 2014 and this guidance is consistent with our present practice.